As filed with the Securities and Exchange Commission on October 6, 2014

Registration Statement No. 333-196895

Registration Statement No. 333-177421

Registration Statement No. 333-152511

Registration Statement No. 333-65948

Registration Statement No. 333-65950

Registration Statement No. 333-79531

Registration Statement No. 333-61771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

Registration Statement No. 333-196895

Registration Statement No. 333-177421

Registration Statement No. 333-152511

Registration Statement No. 333-65948

Registration Statement No. 333-65950

Registration Statement No. 333-79531

Registration Statement No. 333-61771

UNDER

THE SECURITIES ACT OF 1933

NORTH VALLEY BANCORP

(Exact name of registrant as specified in its charter)

California	94-2751350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Park Marina Circle Redding, California	96001
(Address of Principal Executive Offices)	(Zip Code)

North Valley Bancorp 2008 Stock Incentive Plan

North Valley Bancorp 1999 Director Stock Option Plan

North Valley Bancorp 1998 Employee Stock Incentive Plan

(Full title of the plans)

TriCo Bancshares

c/o Thomas J. Reddish

President and Chief Financial Officer

63 Constitution Drive

Chico, California 95973

(530) 898-0300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of North Valley Bancorp (the “Registrant”):

•	File No. 333-196895, pertaining to the registration of an additional 31,745 shares of Common Stock, no par value per share, of the Registrant (the “Common Stock”), issuable under the North Valley Bancorp 2008 Stock Incentive Plan;

•	File No. 333-177421, pertaining to the registration of an additional 196,615 shares of Common Stock issuable pursuant to the North Valley Bancorp 2008 Stock Incentive Plan;

•	File No. 333-152511, pertaining to the registration of 400,000 shares of Common Stock issuable pursuant to the North Valley Bancorp 2008 Stock Incentive Plan;

•	File No. 333-65948, pertaining to the registration of 172,443 shares of Common Stock issuable pursuant to the North Valley Bancorp 1999 Director Stock Option Plan;

•	File No. 333-65950, pertaining to the registration of 264,200 shares of Common Stock issuable pursuant to the North Valley Bancorp 1998 Employee Stock Incentive Plan;

•	File No. 333-79531, pertaining to the registration of 369,955 shares of Common Stock issuable pursuant to the North Valley Bancorp 1999 Director Stock Option Plan; and

•	File No. 333-333-61771, pertaining to the registration of 306,300 shares of Common Stock issuable pursuant to the North Valley Bancorp 1998 Employee Stock Incentive Plan.

On January 21, 2014, the Registrant entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with TriCo Bancshares, a California corporation (“TriCo”). Pursuant to the Merger Agreement, among other transactions, on October 3, 2014, the Registrant merged with and into TriCo (the “Merger”), with TriCo continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on the 6th day of October 2014.

TriCo Bancshares, as successor to North Valley Bancorp

By	/s/ Thomas J. Reddish
Name:	Thomas J. Reddish
Title:	President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.